Paulson & Co. Votes Against Proposed Callon Acquisition of Carrizo
- Paulson Welcomes ISS’ and Glass Lewis’ Rejection of Carrizo Deal –
- Callon Third Quarter Results Demonstrate Strength of Stand-Alone Permian Focus -

NEW YORK, November 6, 2019 /PRNewswire/ -- Paulson & Co. Inc. ("Paulson"), as manager of funds holding 21.6 million shares, or 9.5% of those outstanding, of Callon Petroleum Company ("Callon" or the "Company") (NYSE: CPE), today voted its Callon shares against the proposed acquisition of Carrizo Oil & Gas Inc. (“Carrizo”) (NASDAQ: CRZO).
Paulson notes that Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) both recommend that Callon shareholders vote against the Company’s proposed acquisition of Carrizo.  Both proxy advisors provide valuable, independent perspectives to constituencies concerning proxy matters.
Callon shareholders and analysts have expressed a strong interest in our views and have communicated that they share many of our concerns.  The Callon Board, which has to date been unresponsive to any of our communications, should listen to its shareholders.
If, on November 14th, Callon shareholders reject the approval of the proposed acquisition, Paulson requests that the Callon Board should follow the will of its shareholders and direct management to focus on:
•	Reducing G&A costs, which have risen by over $12 million for the first nine months of 2019 versus 2018;
•	Focusing its SIMOPS mega-pad development on its extensive stand-alone acreage;
•
Delivering on generating true corporate-level free cash flow organically starting in the fourth quarter of this year assuming $50/bbl, as previously guided (page 14 of its February 26, 2019 presentation); and

•	Engaging new, independent advisors to pursue a sale of Callon.
As ISS states, a standalone Callon would be less risky and, combined with a reduction in its own operating costs, a shorter path to shareholder value than an overpriced acquisition.  As Glass Lewis concludes, investors could be pleasantly surprised once the Company begins to generate positive free cash flow on a standalone basis, or if the board actively solicited interest from would-be suitors, which the board didn’t do before signing the merger agreement with Carrizo.

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Marcelo Kim
Paulson & Co. Inc.
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